TORCHLIGHT ENERGY COMPLETES EQUITY FINANCING

Proceeds will be used to fund drilling programs

Plano, TX, – (February 3, 2014). Torchlight Energy Resources, Inc. (NASDAQ: TRCH) today announced that it has raised $5.6 million in a private placement offering of stock and warrants completed on January 31, 2014. National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (OTCBB:NHLD), was the sole placement agent. Proceeds from the offering will be used to fund its previously disclosed drilling programs.

"With the help of National Securities, we were able to complete the financing on time and oversubscribed," commented John Brda, Torchlight's President. "This financing gets us one step closer to fully funding our 2014 drilling plans..”

In the offering, Torchlight sold to accredited investors a total of 1,400,000 shares of restricted common stock and 350,041 warrants to purchase shares of restricted stock. Each warrant has an exercise price of $6.00 per share and expires on December 31, 2018. Net proceeds after expenses and fees were approximately $5,015,000.

Prior to commencement of the National Securities offering, during December 2013 and early January 2014, Torchlight sold to accredited investors a total of 350,000 shares of restricted common stock and 87,500 warrants (with the same terms described above).  Net proceeds received by the company in this private offering were $1,400,000.

About Torchlight Energy

Torchlight Energy Resources, Inc. (NASDAQ: TRCH), based in Plano, Texas, is a high growth oil and gas Exploration and Production (E&P) company with a primary focus on acquisition and development of highly profitable domestic oil fields. The company currently holds interests in Texas, Kansas and Oklahoma where their targets are established plays such as the Eagle Ford, Mississippian and Hunton trends. For additional information on the company, please visit www.torchlightenergy.com.

Forward Looking Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including risks associated with the company’s ability to obtain additional capital in the future to fund planned expansion, the demand for oil and natural gas, general economic factors, competition in the industry and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Derek Gradwell

MZ Group

SVP, Natural Resources

Phone: 512-270-6990

Email: dgradwell@mzgroup.us

Web: www.mzgroup.us